Ex 10.15

SEVENTH MODIFICATION TO LEASE AGREEMENT

(xG TECHNOLOGY, INC.)

THIS SEVENTH MODIFICATION TO LEASE AGREEMENT (the "Seventh Modification") is made and entered into as of this 19th day of April, 2012, by and between ATRIUM 93, LLC (the "Potential Landlord" or “Landlord”), who is successor in interest to ATC REALTY ONE, LLC, who is successor in interest to Rodney K. Longman, and xG TECHNOLOGY, INC. (the "Tenant").

Recitals

WHEREAS, BRI 1808 TBD LLC and Tenant entered into that certain Lease Agreement dated November 29, 2006 ("Lease"), and

WHEREAS, Lease was assigned by BRI 1808 TBD LLC to Rodney K. Longman on February 28, 2007, whereby Rodney K. Longman assumed all obligations of BRI 1808 TBD LLC pursuant to the Lease, and

WHEREAS, pursuant to the Lease, Tenant occupies Suite 231, comprised of 5,858 square feet of rentable area in the building known as Atrium West, 7771 W. Oakland Park Boulevard, Sunrise, Florida ("Property"), and

WHEREAS, Landlord and Tenant entered into that First Modification to Lease Agreement on January 9, 2008 ("First Modification"), whereby Suite 235 was added to the Premises, for a total of 8,175 square feet of rentable area, for a term ending January 31, 2009, and

WHEREAS, Landlord and Tenant entered into that Second Modification to Lease Agreement on February 1, 2009 ("Second Modification"), whereby Suites 229 and 223 were added to the Premises, for a total of 11,621 square feet of rentable area, for a term ending February 28, 2011, and

WHEREAS, Landlord and Tenant entered into that Third Modification to Lease Agreement on November 30, 2009 ("Third Modification"), for a term ending February 28, 2011, and

WHEREAS, Landlord and Tenant entered into that Fourth Modification to Lease Agreement on February 3, 2011 ("Fourth Modification"), for a term ending September 30, 2011, and

WHEREAS, Landlord and Tenant entered into that Fifth Modification to Lease Agreement on May 4, 2011, whereby Suite 215 (1,393 square feet of rentable area) was added to the Premises, for a total of 13,014 square feet of rentable area, for a term ending September 30, 2011, and

WHEREAS, ATC REALTY ONE, LLC succeeded Rodney K. Longman's interest in the property on June 23, 2011, and

1

WHEREAS, Landlord and Tenant entered into that Sixth Modification to Lease Agreement on December 9, 2011, whereby the Premises were defined as Suite 231, Suite 235, Suite 229, Suite 223, and Suite 215, containing a total of 13,014 square feet of rentable area, and

WHEREAS, the term of the Lease will expire on May 7, 2012, and Tenant and Potential Landlord now desire to extend the term of the Lease in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties mutually covenant and agree as follows:

1.	Recitals. The recitals set forth above are true and correct and are incorporated herein by reference.

2.	Capitalized Terms. Capitalized terms used in this Seventh Modification that are not specifically defined herein shall have the meanings given such terms in the Lease.

3.	Renewal Term. The renewal term of the Lease shall be forty-eight (48) months, commencing on the date that Potential Landlord acquires the subject property from ATC REALTY ONE, LLC (the “Closing”) and expiring forty-eight (48) months thereafter (the "Renewal Term"). Tenant and Potential Landlord agree to execute a memorandum after Potential Landlord acquires the subject property stipulating to the date of the commencement of the Renewal Term as defined herein.

4.	Premises. Effective on the date of the Closing, the Premises shall be defined as Suite 231, Suite 229, Suite 223, and two new suites, Suite 233 and Suite 230, containing a total of 12,832 square feet of rentable area. Such measurement shall be stipulated to by the Tenant and Potential Landlord.

5.	Tenant's Proportionate Share. Effective on the date of the Closing, Tenant's Proportionate Share shall be specified to be 13.84%.

6.	Base Rent. The Base Rent payable during the first (1st) lease year of the Renewal Term set forth above shall be paid monthly on the first day of each month, at the rate of $11.50 per rentable square foot per year ($147,568 per year), in equal monthly installments of $12,297.33 per month, plus sales tax and any other charges as set forth in the Lease. Thereafter, the Base Rent shall be increased annually at the commencement of each successive lease year to an amount equal to the Base Rent paid during the prior lease year multiplied by one hundred four percent (104%), to reflect an annual increase of four percent (4%). Base Rent payable after the first (1st) lease year of the Renewal Term shall continue to be paid monthly on the first day of each month. In addition to the Base Rent, Tenant shall continue to be responsible for tenant’s proportionate share of Operating Expenses and Taxes, as stipulated in the Lease.

2

7.	Proposed Improvements. Tenant shall tender to Potential Landlord, which Potential Landlord agrees to hold in escrow in a segregated account, an amount of money equal to the first two months and a half (2.5) monthly installments of Base Rent and Operating Expense payments (collectively the “Free Rent Escrow”), at the time that each such rent payment would have been due. The aforementioned monthly installments shall not include any additional taxes or fees. The Free Rent Escrow shall be utilized by Potential Landlord for the benefit of Tenant’s proposed improvements to the Premises (the “Proposed Improvements”). In addition to the Free Rent Escrow, Potential Landlord agrees to contribute funds in the amount of up to $5.00 per rentable square foot (up to $64,160) toward the purchase and/or installation within the Premises of building-standard paint and carpet (the “Paint and Carpet Allowance”). Any funds from the Paint and Carpet Allowance not utilized for the purchase and/or installation of paint and carpet may be utilized for other Proposed Improvements.

The Proposed Improvements shall be performed in accordance with final plans that are mutually approved by both Potential Landlord and Tenant and shall be done in a good and workmanlike manner using standard materials. The Proposed Improvements shall be constructed by a general contractor selected and paid by the Potential Landlord. The source of payment for the Proposed Improvements shall be (i) the Paint and Carpet Allowance and (ii) the Free Rent Escrow. Any additional funds needed for the Proposed Improvements, as determined according to a construction budget mutually approved by both Potential Landlord and Tenant shall be paid for by Tenant and reserved in a segregated escrow account (“Additional Work Escrow”).

Tenant hereby agrees to directly fund the balance of the construction budget as mutually approved by Potential Landlord and Tenant, in accordance with a disbursement schedule agreed upon by and between the Potential Landlord and Tenant. Furthermore, notwithstanding anything contained herein to the contrary, construction of the Proposed Improvements shall commence immediately upon the commencement of the Renewal Term and upon the deposit by Tenant with Landlord of the Free Rent Escrow and shall be completed (as evidenced by the issuance of a certificate of occupancy) no later than nine (9) months after the commencement of the Renewal Term ("Proposed Improvement Deadline"), provided Tenant has continuously established adequate funds for each phase of construction. The parties hereto agree that time is of the essence in this Agreement, and Potential Landlord's failure to timely complete the required improvements hereunder shall result in damages to the Tenant. Unless otherwise waived in writing by Tenant, or provided that Tenant has not failed to timely fund construction, if Potential Landlord fails to complete the Proposed Improvements within said nine (9) month period, the Potential Landlord agrees to abate rental due and owing under the Lease equal to $100.00 per day as liquidated damages to cover losses, expenses and damages, not to exceed $20,000. It is specifically agreed and understood that given the uncertainty as to the extent of Tenant's damages in the event Potential Landlord fails to timely complete the Proposed Improvements hereunder, such liquidated damages are reasonable and contemplate Tenant’s actual or anticipated harm as a result of such breach, and are not intended to serve as a penalty.

3

Tenant shall cooperate as reasonably necessary so that the general contractor will cause the Proposed Improvements to be completed promptly and with due diligence. Tenant shall make no alterations to the Premises without obtaining the prior written consent of the Potential Landlord. Any funds in the Free Rent Escrow or the Paint and Carpet Allowance not utilized for the aforementioned Proposed Improvements within the first nine (9) months of the Renewal Term shall be retained by Potential Landlord. Any funds in the Additional Work Escrow not utilized for the aforementioned Proposed Improvements shall be retained by Tenant.

8.	Additional Landlord Concession. Provided that Tenant is not in default of its Lease, Tenant shall not be required to pay Landlord any Base Rent or Operating Expense for the thirteen (13th) month of the Renewal Term.

9.	Capital Improvements to the Building. Landlord acknowledges that it has agreed to make certain capital improvements to the building which, among other factors, persuaded Tenant to enter into a Renewal Term. Landlord agrees to undertake, in a commercially reasonable and prudent fashion, substantial completion of the improvements referenced in Exhibit “A” within nine (9) months of the commencement of the Renewal Term.

10.	Reliance. The parties acknowledge that Potential Landlord has relied upon the execution of this Seventh Modification to Lease Agreement in order to proceed with the acquisition of the subject property from ATC REALTY ONE, LLC. The parties further acknowledge that Potential Landlord will become the actual landlord in the event that the Potential Landlord acquires the subject property. Tenant acknowledges that this Seventh Modification will not be binding upon either party or ATC REALTY ONE, LLC in the event that Potential Landlord does not proceed with the Closing, but shall be binding upon both parties if Potential Landlord does acquire the subject property. The parties further acknowledge that the Lease contains no additional option periods or early termination rights for the Tenant.

11.	Confirmation of Lease. Except as otherwise set forth in this Seventh Modification, the Lease shall remain in full force and effect in accordance with its original terms and be binding on Potential Landlord and Tenant, their respective heirs, executors, administrators, successors and assigns. Tenant represents to Potential Landlord that there are no defaults outstanding under the current lease by either ATC REALTY ONE, LLC or Tenant.

12.	Notices. Section 34 of the Lease shall be amended to delete the address of the prior landlord and add the following:

ATRIUM 93, LLC

200 South Biscayne Boulevard, Suite 2790

Miami, FL 33131

Attention: David Rodriguez

Email: david.rodriguez@roviproperties.com

Telephone: (305) 938-0508

4

With a Copy to:

FEINBERG AND MAIDENBAUM

Attention: Jeffrey Feinberg

4000 Hollywood Boulevard, Suite 350

Hollywood, FL 33021

Facsimile (954) 966-6259

13.	Brokers. Potential Landlord and Tenant each represent and warrant to each other that they have not dealt with any real estate agent or broker in connection with this transaction. Tenant hereby indemnifies and saves Potential Landlord harmless from and against all loss, cost and expense incurred by reason of a breach of such representation or warranty. The foregoing indemnity shall survive the expiration or earlier termination of this Seventh Modification.

14.	Counterparts. The parties may execute this Seventh Modification in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this Seventh Modification in the presence of the other parties to this Seventh Modification. This Seventh Modification is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Seventh Modification, a party must produce or account only for the executed counterpart of the party to be charged. Any party delivering an executed counterpart of this Seventh Modification by facsimile or email shall also deliver a manually executed counterpart of this Seventh Modification, but the failure to do so does not affect the validity, enforceability, or binding effect of this Seventh Modification.

[SIGNATURES ON FOLLOWING PAGE]

5

IN WITNESS WHEREOF, Potential Landlord and Tenant have executed this Seventh Modification as of this19th day of April, 2012.

WITNESSES:		POTENTIAL LANDLORD:
ATRIUM 93, LLC

By:	/s/ K. Christian Schif	By:	/s/ David Rodriguez
Print Name:	K. Christian Schif	Print Name:	David Rodriguez
		Title:	Manager
By:	/s/Dana Lombard	Date:	April 30, 2012
Print Name:	Dana Lombard

WITNESSES:		TENANT:
XG TECHNOLOGY, INC.
By:	/s/ Steve Lebel
Print Name:	Steve Lebel	By:	/s/ John Coleman
		Print Name:	John Coleman
By:	/s/ Donna Prescott	Title:	CEO
Print Name:	Donna Prescott	Date:	April 19, 2012

6

EXHIBIT A

(SCHEDULE OF CAPITAL IMPROVEMENTS)

ATRIUM AREA

The Atrium Lobby will be renovated by installing new hard surface flooring in the entrances and lobby areas. The design intent is to bring in a natural or synthetic flooring surface (granite, travertine, ceramic tile or similar material) to replace the outdated black tiles and pebble flooring.

ENTRANCE LOBBIES

The entrance lobbies will be renovated by installing new tile or carpet flooring to compliment the changes in the Atrium. Stair handrails and doors will be refinished to “as new” condition and will compliment the carpet and tile selection for the common area surfaces.

RESTROOMS

All existing restrooms will be completely renovated, including the ceilings, walls and flooring. In addition, at least two restrooms (one for each sex) or one unisex restroom will be reconfigured to comply with the guidelines set forth by the Americans with Disabilities Act (ADA).

For all restrooms, we will perform the following upgrades and installations:

1.	New Kohler bathroom fixtures (or similar), including toilets and lavatories
2.	New tile flooring in travertine, porcelain, granite or similar material
3.	Tile “wet wall” in the same finish as the floor
4.	Sink/lavatory area, including new, under-mount porcelain sinks on a granite countertop (or similar)
5.	Replacement of existing lighting fixtures with parabolic Lithonia PT3L energy efficient lights (or similar)
6.	2’x 2’ ceiling grid, including 2’x 2’ Armstrong 741 ceiling tiles (or similar)

COMMON AREA HALLWAYS

Where upgrades have not already been implemented, the common area hallways will be renovated with the following upgrades:

1.	Ceiling tiles will be replaced with 2’x 2’ Armstrong 741 ceiling tiles (or similar)
2.	Replacement of existing lighting fixtures with parabolic Lithonia PT3L energy efficient lights (or similar)

7

3.	Wall surfaces in the common hallways will be repainted. Individual tenant doors and door frames will be sanded and refinished, unless Landlord determines that complete replacement of doors and door frames is necessary to comply with Florida Building Code and Fire Code.
4.	Existing, full projection fire sprinkler heads will be removed and replaced with semi-recessed, fast action heads
5.	Existing carpet will be replaced with new Building Standard carpet flooring

ENTRY AND LANDSCAPING

The main entry landscaping will be reconfigured to include shrubs, plants and trees that are more akin to a South Florida class “A” office environment. Overgrown trees and shrubs will be either pruned back or replaced.

8